Filed Pursuant to Rule 433
Dated May 8, 2013
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation
Trade Date:	May 8, 2013
Settlement Date (Original Issue Date):	May 13, 2013
Maturity Date:	October 17, 2021
Principal Amount:	US $50,000,000
Price to Public (Issue Price):	114.487%
Agents Commission:	0.425%
All-in Price:	114.062%
Accrued Interest:	US $167,916.67
Net Proceeds to Issuer:	US $57,198,916.67
Treasury Benchmark:	2.000% due February 15, 2023
Treasury Yield:	1.755%
Spread to Treasury Benchmark:	Plus 0.96%
Reoffer Yield:	2.715%
Interest Rate Per Annum:	4.650%
Interest Payment Dates:	Semi-annually on the 17th day of each April and October, commencing October 17, 2013 and ending on the Maturity Date
Day Count Convention:	30/360, Following Unadjusted
Business Day Convention:	New York
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None

Filed Pursuant to Rule 433
Dated May 8, 2013
Registration Statement No. 333-178262

CUSIP:	36962G5J9
ISIN:	US36962G5J92
Common Code:	063346462

Plan of Distribution:

The Notes are being purchased by the underwriter listed below (the "Underwriter"), as principal, at 114.487% of the aggregate principal amount less an underwriting discount equal to 0.425% of the principal amount of the Notes.

Institution Lead Manager:	Commitment
Citigroup Global Markets Inc.	$50,000,000
Total	$50,000,000

The Issuer has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuer’s issuances of US$1,750,000,000 aggregate principal amount of Senior Unsecured Fixed Rate Notes due October 17, 2021, as described in the Issuer’s pricing supplement number 5177 dated October 12, 2011, US$1,000,000,000 aggregate principal amount of Senior Unsecured Fixed Rate Notes due October 17, 2021, as described in the Issuer’s pricing supplement number 5257 dated January 4, 2012, and US$250,000,000 aggregate principal amount of Senior Unsecured Fixed Rate Notes due October 17, 2021, as described in the Issuer’s pricing supplement number 5459 dated June 21, 2012.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146.